Exhibit 10.1

BUILDING ON A TRADITION OF QUALITY

March 5, 2020

Attn:	Mr. David King
Ankeny, Iowa

On behalf of the board of directors of Art's Way Mfg. Co., Inc. I would like to thank you for your interest in the position of CEO. We thank you for the time you have spent in allowing us to get acquainted with you and exploring the possibility of working together. We believe that you would be an excellent choice to serve as our next CEO and would like to extend to you the following offer:

Chief Executive Officer

Base Salary: $265,000 per year

Bonus Plan Opportunity: maximum bonus opportunity provided in the existing bonus plan is 75% of base salary if company far exceeds financial objectives. Likely result is approximately 30% of salary (prorated from start date thru fiscal year end 11/30/20) if Bank Covenants met and target EBITDA met, per the company's existing bonus plan for key employees. Plan objectives reviewed annually.

Initial Stock Grant: 80,000 shares of ARTW with 20,000 vesting immediately and remainder of 60,000 vesting over 3 years, i.e. 20,000 on anniversary dates in 2021, 2022, and 2023.

Annual Stock Grants: quantity and vesting period determined annually by board compensation committee at each January board meeting based on performance and objectives.

Health Insurance Plan: opportunity to participate in the company's existing group health plan with company paying 80% of single coverage.

Other benefits: 401(k) 1% company match of 4% contribution, LT/ST disability plans, life insurance ($150k benefit), flex-spending account for medical expenses. Also, we offer group plans for AFLAC, dental, and vision that are employee-paid.

Vacation: 4 weeks per year

Auto: The company will furnish a company-owned vehicle of your choice of approximately $50,000 value and will cover all related expenses.

Relocation: $10,000 allowance upon your relocation.

Transition: We anticipate our current CEO remaining in place for a transition period that would extend into June 2020. During this time the expectation would be that you would spend this time learning the business and ultimately assuming all of her authorities upon her departure. We will need to explore how to manage titles during the interim overlap period, i.e. separating CEO and President titles, etc. This detail would ultimately be clarified in any press release, announcements, etc.

We believe that this is a great opportunity for the company and you personally and look forward to success working together in the future.

Best Regards,

Marc H. McConnell

Chairman

Art's Way Mfg. Co., Inc.

Art’s-Way Manufacturing Co., Inc. – P.O. Box 288 – Armstrong, IA 50514-0288 – Tel. 712-864-3131 – Fax 712-864-3154